EXHIBIT 99.1

OMNIQ Expands AI Access Control System to an Additional Major Medical Center in Texas

  Following the recent deployment in Ohio
  Incorporates new features such as restricted access areas
  Creates subscription-based revenue for omniQ

SALT LAKE CITY, Aug. 12, 2024 (GLOBE NEWSWIRE) -- OMNIQ Corp. (OTCQB: OMQS), a leading provider of Artificial Intelligence (AI)-based solutions, today announced the deployment of an advanced AI parking access control system at a second major medical center in partnership with WPS.

This innovative system is designed to enhance campus security and optimize parking management by allowing authorized vehicles access to specific areas while disallowing unauthorized vehicles.

The pricing model for this solution is based on a subscription fee, offering a cost-effective approach for clients while ensuring continuous innovation and support from OMNIQ.

The deployment utilizes OMNIQ’s proprietary AI-based License Plate Recognition (LPR) technology integrated with the customer’s proprietary permitting platform. This combination ensures real-time monitoring and precise control of parking areas, significantly improving security and operational efficiency.

OMNIQ provides access control for monthly parkers, LPR cameras, lane controllers, and handheld IoT devices for issuing citations. The company has also deployed mobile LPR vehicles to be used by parking enforcement officers, extending the reach and effectiveness of the system.

“We are excited to extend our new advanced access control features to another major medical center in Texas,” said Shai Lustgarten, CEO of OMNIQ. “This deployment highlights our dedication to using AI to address real-world issues and provide substantial value to our clients.”

The AI parking access control system is part of OMNIQ’s broader strategy to integrate AI-driven technologies across various sectors, including supply chain management, public safety, and smart city applications.

For more information, please visit www.omniq.com.

About OMNIQ Corp:
OMNIQ Corp. (OTCQB: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver real-time object identification, tracking, surveillance, and monitoring for the Supply Chain Management, Public Safety, and Traffic Management applications. The technology and services provided by the Company help clients move people, and objects and manage big data safely and securely through airports, warehouses, schools, and national borders and in many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have more than doubled, reaching $81 million in 2023, from clients in more than 40 countries.

The Company currently addresses several billion-dollar markets with double-digit growth, including the Global Smart City & Public Safety markets.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, and projections and are not guarantees of future performance. Actual results may differ materially due to various factors. OMNIQ undertakes no obligation to update these statements.

Contact:
IR@omniq.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/472b3aac-9cce-41c5-af48-c0d799434920